UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2006

Standard Drilling, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State of Incorporation)	000-51569 (Commission File No.)	84-1598154 (I.R.S. Employer Identification No.)

1667 K Street NW, Suite 1230 Washington, DC (Address of Principal Executive Offices)		20006 (Zip Code)

Registrant’s telephone number, including area code: (202) 955-9490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2006, Standard Drilling, Inc. (the “Company”) entered into an Agreement with Burnett Oil Company (“Burnett”), pursuant to which the Company can earn an undivided 60% working  interest in certain Burnett oil and gas leases in exchange for a cash payment of $250,000 by the Company to Burnett and the Company drilling and completing a well, using one of its rigs, on the subject leases into the Barnett Shale formation in the Fort Worth Basin in Johnson County, Texas. If  the Company’s rig is not ready to be mobilized to location by November 30, 2006 which date may be extended under certain specified circumstances, the Agreement will terminate and the Company will forfeit its $250,000 cash payment.

The Agreement also gives the Company the right to submit proposals for all future drilling operations with respect to the subject leases. Burnett has agreed that it will retain the Company to conduct such drilling operations provided that the Company’s proposal includes financial terms no less favorable than those offered by reputable third parties using comparable equipment and crews, and that Burnett is satisfied with the quality and efficiency of the Company’s equipment and crews, subject to its sole discretion.

The foregoing is qualified by reference to Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(c)   Exhibits

Exhibit No.	Description
10.1	Agreement, dated November 1, 2006, among the Company and Burnett Oil Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD DRILLING, INC.

/s/ O. Oliver Pennington, III
O. Oliver Pennington, III,
Chief Financial Officer

Date: November 7, 2006

Exhibit Index

Exhibit No.	Description
10.1	Agreement, dated November 1, 2006, among the Company and Burnett Oil Company.